Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Peter Goepfrich	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES JAY D. MILLER TO RESIGN;

BOARD NAMES MICHAEL H. CARREL AS NEW CEO

Peter Goepfrich Promoted to CFO; Company Reaffirms 2007 Revenue Guidance;

Conference Call at 9:30 a.m. CT Today

Minneapolis, January 9, 2008 — Vital Images, Inc. (Nasdaq: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, announced today that the board of directors has accepted the resignation of Jay D. Miller and has appointed Michael H. Carrel as president and CEO. Miller will remain on the Vital Images board until the May 2008 annual shareholders’ meeting.

According to Douglas M. Pihl, chairman, “After careful consideration, the board and Jay mutually agreed that the time is now right for new leadership at Vital Images. Jay has been with Vital Images for 11 years, and has seen the employee base expand from less than 25 to more than 325 currently. During the past six years while Jay was CEO, he has presided over the company’s growth from $15 million in 2001 sales to $70 million in 2006. Jay’s accomplishments include establishing ViTAL as a global player in the advanced visualization and analysis market, key partnerships with Toshiba Medical Systems and McKesson Information Systems, as well as offices not only in Minneapolis, but in Beijing, China, and Den Haag, The Netherlands. On behalf of the board, management and all Vital Images employees, we want to thank Jay for his dedication, hard work and leadership.”

Pihl continued, “Three years ago Jay hired Mike Carrel as chief operating officer and chief financial officer, and he is now ready to move into the role of CEO. We are extremely confident in Mike’s capabilities. He brings impressive business, services, software and financial management credentials to his new position.”

Miller said, “I’ve truly enjoyed the past 11 years, but it’s time for a change for me and for the company. ViTAL is in great hands with Mike Carrel, Peter Goepfrich and the rest of the team.”

According to Pihl, “Mike was a key driver in Vital Images’ revenue and profitability growth in 2005 and 2006, and in helping to establish an international presence, build a strong services

Vital Images Management Changes

January 9, 2008

capability and raise almost $100 million for growth initiatives in late 2006. In addition to bringing financial, sales and operational discipline to the organization, Mike is customer- and execution-focused. His strategic sense, enthusiasm, work ethic and software background will be important assets for the company’s success.”

Carrel said, “I am energized to take on this challenge and want to thank the Vital Images board members for their vote of confidence and Jay for his support since I came to the company and during this transition period. My top priority is to reignite growth, which stalled this past year. We will focus on product development, services, sales operations, field and partner marketing, and international expansion.”

Carrel joined Vital Images in January 2005 and was named chief operating officer and chief financial officer in May of that year. He came to the company from Technology Solutions Company (TSC), an IT consulting firm, where he was a senior vice president. Prior to that, Carrel was president, CEO and CFO of ZAMBA Corporation, a Minneapolis-based technology company that TSC purchased. Carrel also served as CFO at NextNet Wireless, which was subsequently sold to Clearwire Communications (CLWR). Before ZAMBA and NextNet Wireless, Carrel held financial and consulting positions with what are now PricewaterhouseCoopers and Deloitte & Touche. He is a certified public accountant and holds a bachelor’s degree in accounting from Pennsylvania State University and an MBA from the Wharton School at the University of Pennsylvania.

Goepfrich Promoted to CFO

Succeeding Carrel as CFO of Vital Images is Peter Goepfrich, currently vice president of finance and accounting. Goepfrich joined the company in 2004 as controller. He then served as senior director of finance from March 2005 to March 2007, when he was promoted to vice president. Carrel said, “Peter’s promotion to CFO is part of our internal succession plan.  He and I have been working together closely for several years, in anticipation that he would step up to this position. Peter has a rich financial background, and he knows the company. During his tenure to date, Peter was instrumental in completing the successful secondary offering; he has improved internal and external reporting, and built a finance function that can scale as the company grows.”

Prior to Vital Images, Goepfrich spent seven years at PricewaterhouseCoopers, specializing in the software industry. Earlier experience includes working at Management Resource Initiatives where he supported startup companies. Goepfrich is a certified public accountant and holds a bachelor of arts in accounting from St. Mary’s University.

2007 Guidance

Carrel said that Vital Images is reaffirming its revenue guidance for the year ended December 31, 2007.  Revenue is expected to be approximately $68 million to $72 million. Earnings are anticipated to be between $.05 and $.18 per diluted share. The earnings exclude the impact of a severance charge which will be taken in the 2007 fourth quarter in connection with the management change. The charge is estimated at approximately $1 million pretax, or $.06 per diluted share pretax. The company will release fourth quarter and 2007 full-year results February 21, 2008, and will hold its normal conference call at that time as well.

Conference Call Today at 9:30 a.m. CT

The company will host a conference call today, January 9, 2008, at 9:30 a.m. CT to discuss the management changes. To access the live Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.

If you wish to listen to an audio replay of the conference call, dial (888) 286-8010 and enter conference call ID#14812238. The audio replay will be available beginning at 11:30 a.m. CT on January 9, 2008.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  For more information, visit www.vitalimages.com.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2006.

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